INVESTMENT SUB-ADVISORY AGREEMENT

      INVESTMENT SUB-ADVISORY AGREEMENT ("Agreement") made as of this 25th day of July, 2014 by and among First Trust Exchange-Traded Fund IV, a Massachusetts business trust (the "Trust"), First Trust Advisors L.P., an Illinois limited partnership (the "Manager") and a registered investment adviser with the Securities and Exchange Commission ("SEC"), and Richard Bernstein Advisors LLC, a Delaware limited liability company and a registered investment adviser with the SEC (the "Sub-Adviser").

      WHEREAS, First Trust Strategic Income ETF (the "Fund") is a series of the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Trust has retained Manager to serve as investment adviser for the Fund pursuant to an Investment Management Agreement between the Manager and the Trust on behalf of the Fund (as such agreement may be modified from time to time, the "Management Agreement");

      WHEREAS, the Management Agreement provides that the Manager may, subject to the initial and periodic approvals required under Section 15 of the 1940 Act (after taking into effect any exemptive order, no-action assurances or other relief, rule or regulation upon which the Fund may rely), appoint a sub-adviser at its own cost and expense for the purpose of furnishing certain services required under the Management Agreement;

      WHEREAS, pursuant to the Management Agreement, the Fund will pay to the Manager, at the end of each calendar month, and the Manager agrees to accept as full compensation therefor, an investment management fee equal to an annual rate of 0.85% of the Fund's average daily net assets (the "Investment Management Fee") and the Manager will pay all of the expenses of the Fund (including the cost of transfer agency, custody, fund administration, legal, audit and other services and license fees) but excluding the fee payment under the Management Agreement, interest, taxes, brokerage commissions and other expenses connected with the execution of portfolio transactions, distribution and service fees payable pursuant to a Rule 12b-1 Plan, if any, and extraordinary expenses (collectively, the "Fund Expenses"); and

      WHEREAS, the Trust and the Manager desire to retain the Sub-Adviser to provide recommendations and investment advice regarding the portion of the investment portfolio of the Fund that the Manager allocates to the Sub-Adviser from time to time, upon the terms and conditions hereafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

       1. Appointment. The Trust and the Manager hereby appoint the Sub-Adviser to provide certain sub-investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The Sub-Adviser shall, for all purposes herein

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provided, be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Trust, Fund or the Manager in any way, nor otherwise be deemed an agent of the Trust, Fund or the Manager.

       2. Services to Be Performed. Subject always to the supervision of the Trust's Board of Trustees (the "Board of Trustees" or the "Board") and the Manager, the Sub-Adviser will act as sub-adviser for the Fund and make investment recommendations on a regular basis to the manager but no less than every 30 days to the Manager regarding the investment, reinvestment and sale of the assets of the Fund allocated to the Sub-Adviser by the Manager, which investment recommendations shall include, but not be limited to, recommended securities, relative weights, relative changes in such weights or the composition of the portfolio and the manner and timing of implementing such changes, portfolio sales and associated recommended transactions all on behalf of the Fund as described in the Fund's currently effective registration statement on Form N-1A as the same and such investment policies described therein may thereafter be amended from time to time. The Sub-Adviser shall cooperate with the Manager to ensure the recommendations are current. In the performance of its duties, the Sub-Adviser will (a) satisfy any applicable fiduciary duties it may have to the Fund, (b) monitor the Fund's investments,
(c) comply with the provisions of the Trust's Declaration of Trust and By-laws, as amended from time to time and communicated by the Fund or the Manager to the Sub-Adviser, and the stated investment objectives, policies and restrictions of the Fund as such objectives, policies and restrictions may subsequently be changed by the Board of Trustees and communicated by the Fund or the Manager to the Sub-Adviser in writing and (d) assist in the valuation of portfolio assets held by the Fund and allocated to the Sub-Adviser as requested by the Manager of the Fund. The Fund or the Manager will provide the Sub-Adviser with current copies of the Trust's Declaration of Trust, By-laws, prospectus, statement of additional information and any amendments thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to the Sub-Adviser's performance under this Agreement.

      The Fund, Manager and Sub-Adviser agree that all investment decisions will ultimately be the responsibility of the Manager and that the Sub-Adviser shall not have or be deemed to have investment discretion with respect to the Fund's portfolio to the extent permissible under applicable law, subject to the following. Unless otherwise approved by the Board and Manager, the Sub-Adviser shall have no authority to select brokers or dealers or otherwise place orders for the execution of the purchases and sales of portfolio investments on behalf of the Fund. To the extent the Board and the Manager grant the Sub-Adviser such authority in the future, the Sub-Adviser shall select brokers or dealers and place orders to execute transactions involving assets of the Fund in accordance with applicable law (including rules under the 1940 Act) and any policies, procedures and restrictions adopted by the Board for the Fund regarding the execution of the Fund's portfolio transactions. Prior to any request that the Sub-Adviser select brokers or dealers or otherwise place orders for the execution of transactions for the Fund, the Manager shall provide the Sub-Adviser with a copy of the then current policies, procedures and restrictions adopted by the Board on behalf of the Fund regarding the execution of the Fund's portfolio transactions. The Sub-Advisor shall have no obligation to accept any responsibility or authority for the selection of brokers or dealers or for the placement of orders for the execution of transactions for the Fund.

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      The Sub-Adviser shall have no obligation or right to make decisions or take other action with respect to proxies, tender offers, or other corporate actions regarding investments the Sub-Adviser has recommended, it being understood that the Manager shall have such right and responsibility unless reserved by the Fund. Notwithstanding the foregoing, the Sub-Adviser will advise the Manager and/or the Fund, upon reasonable request, with respect to proxies, tender offers and other corporate actions regarding securities or other assets in the portion of the Fund's portfolio that was allocated to the Sub-Adviser in sufficient time to permit the Manager or the Fund to take appropriate action with respect to such portfolio investments. Similarly, the Sub-Adviser shall have no responsibility or obligation with respect to the filing of claims or other documents in any class action lawsuits relating to securities held or previously held by the Fund.

      For purposes of complying with Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act, the Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of an investment company or a series of an investment company that is advised by the Manager (the "First Trust Fund complex") or an affiliated person of such a sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter), concerning transactions for the Fund or any fund in the First Trust Fund complex in securities or other fund assets. In addition, with respect to a fund in the First Trust Fund complex with multiple sub-advisers (including the Fund), the Sub-Adviser shall be limited to providing investment advice with respect to only the discrete portion of the fund's portfolio as may be determined from time-to-time by the Board of Trustees or the Manager, and shall not consult with any other First Trust Fund complex sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter) as to any other portion of the fund's portfolio concerning transactions for the fund in securities or other assets.

      The Sub-Adviser will communicate to the officers and Trustees of the Trust such information relating to its recommendations for the Fund as they may reasonably request. In no instance will the Fund's portfolio securities be purchased from or sold to the Manager, the Sub-Adviser or any affiliated person of either the Trust, the Manager, or the Sub-Adviser, except as may be permitted under the 1940 Act.

      The Sub-Adviser further agrees that it:

             (a) will use the same degree of skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

             (b) will (i) conform in all material respects to all applicable rules and regulations of the SEC, (ii) comply in all material respects with all lawful policies and procedures adopted by the Board of Trustees for the Fund and communicated to the Sub-Adviser in writing and (iii) conduct its activities under this Agreement in all material respects in accordance with any applicable law and regulations of any governmental authority pertaining to its investment advisory activities;

             (c) will report to the Manager and to the Board of Trustees on a quarterly basis and will make appropriate persons available for the

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      purpose of reviewing with representatives of the Manager and the Board of
      Trustees on a regular basis at such times as the Manager or the Board of Trustees may reasonably request in writing regarding its recommendations for the Fund, including, without limitation, review of the general investment strategies of the Fund, the performance of the Fund's investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by the Manager or the Board of Trustees;

             (d) will prepare and maintain such books and records with respect to its services under this Agreement, including records of all recommendations made during its performance of this Agreement, and all such other records as required for registered investment advisers performing such services under applicable law, the Fund's compliance policies and procedures or as otherwise reasonably requested by the Manager or the Board and will prepare and furnish the Manager and the Board of Trustees such periodic and special reports as the Board or the Manager may reasonably request. Such records shall be open to inspection at all reasonable times by the Manager or Fund and any appropriate regulatory authorities. The Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and the Sub-Adviser will surrender promptly to the Fund any such records upon the request of the Manager or the Fund (provided, however, that the Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Fund) to the extent required under Rule 204-2 under the Investment Advisers Act of 1940 or other applicable law; and

             (e) will monitor the pricing of portfolio assets, and events relating to the issuers of those assets and the markets in which the securities or other assets trade in the ordinary course of advising on the portfolio investments of the portion of the Fund allocated to the Sub-Adviser, and will notify the Manager promptly of any issuer-specific or market events or other situations that occur (particularly those that may occur after the close of a foreign market in which the investments may primarily trade but before the time at which the Fund's investments are priced on a given day) that may materially impact the pricing of one or more securities or other assets in the Sub-Adviser's portion of the portfolio. In addition, the Sub-Adviser will at the Manager's request assist the Manager in evaluating the impact that such an event may have on the net asset value of the Fund and in determining a recommended fair value of the affected investment or investments.

       3. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other assets (including brokerage commissions, if any) purchased for the Fund.

       4. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Manager will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee (the "Sub-Advisory Fee") equal to the annual rate of 0.20% of the Fund's average daily net assets of the Fund allocated to the Sub-Adviser by the Manager. The Sub-Advisory Fee shall be calculated monthly (i.e., based on

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average daily net assets during each month), and payable in arrears on or about the first day of each month during the term of this Agreement.

      For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month.

       5. Services to Others. The Trust and the Manager acknowledge that the Sub-Adviser now acts, or may in the future act, as an investment adviser to other accounts and as investment adviser or investment sub-adviser to one or more other investment companies that are not series of the Trust. In addition, the Trust and the Manager acknowledge that the persons employed by the Sub-Adviser to assist in the Sub-Adviser's duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts. The Trust and the Manager also acknowledge that it is possible that due to differing investment objectives or for other reasons, the Sub-Adviser and its affiliates may recommend securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client.

       6. Sub-Adviser Marketing Material. The Sub-Adviser may refer to and generally describe its services for the Fund in advertising brochures and certain publications (other than marketing material for the Trust or the Fund), and may use the name of the Trust or the Fund in any publicity release, communication with the media or advertising subject to prior review and approval by the Trust or the Manager, such approval or denial to be communicated to the Sub-Advisor within three (3) business days of the Manager's receipt of such brochure or publication.

          7. Limitation of Liability.

          (a) The Sub-Adviser shall not be liable for, and the Trust and the Manager will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Fund or the Manager (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Sub-Adviser's duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement. The Trust and the Manager acknowledge that the Sub-Adviser makes no warranty as to the results to be obtained with respect to the portion of the Fund allocated to it. In no case shall the Sub-Adviser be liable for any loss affecting any portion of the Fund not allocated to the Sub-Adviser.

       8. Term; Termination. This Agreement shall become effective on the same date as the Management Agreement between the Trust and the Manager becomes effective with respect to the Fund (it being understood that the Manager shall notify the Sub-Adviser of the date of effectiveness of the Management Agreement as soon as reasonably practical after effectiveness), provided that it has been approved in the manner required by the 1940 Act (after taking into effect any

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exemptive order, no-action assurances or other relief, rule or regulation upon which the Fund may rely), and shall remain in full force until the two-year anniversary of the date of its effectiveness unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder (after taking into effect any exemptive order, no-action assurances or other relief, rule or regulation upon which the Fund may rely); provided, however, that if the continuation of this Agreement is not approved for the Fund, the Sub-Adviser may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

      This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Manager or the Sub-Adviser upon sixty (60) days' written notice to the other parties. This Agreement may also be terminated by the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund upon sixty (60) days' written notice to the Sub-Adviser by the Fund without payment of any penalty.

      This Agreement may be terminated at any time without the payment of any penalty by the Manager, the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action that results in a breach of the material covenants of the Sub-Adviser set forth herein.

      The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

      This Agreement shall automatically terminate in the event the Management Agreement between the Manager and the Trust on behalf of the Fund is terminated, assigned or not renewed; the Manager agrees to give prompt notice to the Sub-Adviser of any such occurrence.

      Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 4 earned or accrued prior to such termination and for any additional period during which the Sub-Adviser serves as such for the Fund, subject to applicable law.

       9. Compliance Certification. From time to time the Sub-Adviser shall provide such certifications with respect to Rule 38a-1 under the 1940 Act as are reasonably requested by the Fund or the Manager. In addition, the Sub-Adviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Fund to enable the Fund to fulfill its obligations under Rule 38a-1 under the 1940 Act.

      10. Confidentiality. Each party shall treat as confidential all Confidential Information of the other (as defined below) and use such information only in furtherance of the purposes of this Agreement. For purposes of this Agreement, Confidential Information shall include all non-public

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business and financial information, methods, plans, techniques, documents and trade secrets of a party, but shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.

      11. Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Manager or the Fund:          If to the Sub-Adviser:

First Trust Strategic Income ETF        Richard Bernstein Advisors LLC
First Trust Advisors L.P.               120 West 45th Street, 19th Floor
120 E. Liberty Drive                    New York, NY 10036
Wheaton, Illinois  60187                Attention:  President
Attention:  Secretary

      12. Limitations on Liability. All parties hereto are expressly put on notice of the Trust's Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein and a copy of which has been provided to the Sub-Adviser prior to the date hereof. This Agreement is executed by the Trust on behalf of the Fund by the Trust's officers in their capacity as officers and not individually and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but the obligations imposed upon the Trust or Fund by this Agreement are binding only upon the assets and property of the Fund, and persons dealing with the Trust or Fund must look solely to the assets of the Fund for the enforcement of any claims.

      13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

      14. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 13 hereof, which shall be construed in accordance with the laws of the Commonwealth of Massachusetts) the laws of the State of Illinois. Any action or proceeding brought by the Trust or the Manager against the Sub-Adviser arising out of or relating to this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York or in a New York State court in New York City, Borough of Manhattan. Any action or proceeding brought by the Sub-Adviser against the Trust and/or the Manager arising out of or relating to this Agreement shall be brought exclusively in the United States District Court for the Northern District of Illinois or in an Illinois State court in the city of Chicago. The parties hereby irrevocably waive, to the fullest extent permitted

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by applicable law, any objection that they may now or hereafter have to the laying of venue in any such action or proceeding brought in such a court, and any claim that any such action or proceeding brought in such a court has been brought in an inconvenient forum.

      15. Amendment, Etc. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

      16. Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement. The Trust represents that engagement of the Sub-Adviser has been duly authorized by the Trust and is in accordance with the Trust's Declaration of Trust, other governing documents of the Fund and applicable law.

      17. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Sub-Advisory Fee described in Section 4 are not severable.

      18. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein.

      19. Survival. The provisions of Paragraphs 7, 10, 12 and 14 shall survive the expiration or termination of this Agreement.

      20. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.


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      IN WITNESS WHEREOF, the Trust on behalf of the Fund, the Manager and the
Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

FIRST TRUST ADVISORS L.P.                 FIRST TRUST EXCHANGE-TRADED FUND IV
                                             on behalf of First Trust Strategic
                                             Income ETF

By  /s/ Mark Bradley                    By  /s/ James M. Dykas
  ------------------------------------    ------------------------------------
  Title: COO                              Title: CFO
        ------------------------------          ------------------------------


RICHARD BERNSTEIN ADVISORS LLC

By  /s/ Richard Bernstein
  ------------------------------------
  Title: CEO